CONSENT OF INDEPENDENT AUDITORS
  We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated November 22, 2002, in the Registration Statement and related Prospectus of the UBS PaineWebber Pathfinders Trust, Treasury and Growth Stock Series Twenty Six.
  /s/ ERNST & YOUNG LLP
  New York, New York
  December 9, 2002